Exhibit 10.1

IBM EXCESS 401(k) PLUS PLAN

Amended and Restated Effective January 1, 2021

(except as otherwise provided herein)

TABLE OF CONTENTS

ARTICLE I. INTRODUCTION		4
1.01.	Name of Plan and Effective Date	4
1.02.	Purpose	4
1.03.	Legal Status	4
1.04.	Section 409A	4
ARTICLE II. DEFINITIONS		6
ARTICLE III. ELIGIBILITY		14
3.01.	Eligibility for Elective Deferrals	14
3.02.	Eligibility for Matching Contributions	14
3.03.	Eligibility for Automatic Contributions	15
3.04.	Eligibility for Section 415 Excess Credits	15
3.05.	Eligibility for Discretionary Awards	15
3.06.	Managed Infrastructures Services (MIS) Business Employee Participation for 2021	15
ARTICLE IV. ELECTIVE DEFERRALS AND MATCHING CONTRIBUTIONS		17
4.01.	Elective Deferrals	17
4.02.	Matching Contributions	18
ARTICLE V. NON-ELECTIVE CREDITS		19
5.01.	Automatic Contributions	19
5.02.	Section 415 Excess Credits	19
5.03.	Discretionary Awards	20
ARTICLE VI. VESTING, DEEMED INVESTMENT OF ACCOUNTS		21
6.01.	Individual Accounts	21
6.02.	Vesting of Accounts	21
6.03.	Deemed Investment of Accounts	21
ARTICLE VII. FORFEITURE AND RIGHT OF RECOVERY OF COMPANY CONTRIBUTIONS		24
7.01.	In General	24
7.02.	Detrimental Activity	24
7.03.	Applicable Company Contributions	25
7.04.	Timing	25
7.05.	Delegation of Authority	25
7.06.	Chief Human Resources Officer	25
7.07.	Non-Exclusive Remedies	26
7.08.	Severability	26
ARTICLE VIII. PAYMENT OF GRANDFATHERED AMOUNTS		27
8.01.	Grandfathered Treatment of Grandfathered Amounts	27

8.02.	Payment of Grandfathered Amounts Upon Death	27
8.03.	Options for Payment of Grandfathered Amounts Upon Termination of Employment	27
8.04.	Payment of Grandfathered Amounts Upon Termination of Employment	28
ARTICLE IX. PAYMENT OF NON-GRANDFATHERED AMOUNTS		29
9.01.	Payment of Non-Grandfathered Amounts Upon Death	29
9.02.	Form of Payment for Non-Grandfathered Amounts Paid Upon a 409A Separation from Service.	29
9.03.	Electing and Changing Payment Options for Non-Grandfathered Amounts	30
9.04.	Payment of Non-Grandfathered Upon a 409A Separation from Service	32
9.05.	Special Rules for Payment of Non-Grandfathered Amounts Upon a 409A Separation from Service in First Quarter of 2008	32
9.06.	Valuation of Non-Grandfathered Accounts	33
9.07.	Effect of Rehire on Non-Grandfathered Payments	34
ARTICLE X. ADMINISTRATION		35
10.01.	Amendment or Termination	35
10.02.	Responsibilities	35
ARTICLE XI. GENERAL PROVISIONS		37
11.01.	Funding	37
11.02.	No Contract of Employment	37
11.03.	Facility of Payment	37
11.04.	Withholding Taxes	38
11.05.	Nonalienation	38
11.06.	Administration	38
11.07.	Construction	38
ARTICLE XII. CLAIMS PROCEDURE		39

ARTICLE I. INTRODUCTION

1.01.Name of Plan and Effective Date. The IBM Executive Deferred Compensation Plan (the “EDCP”) was renamed and restated as the “IBM Excess 401(k) Plus Plan” (the “Plan”), effective as of January 1, 2008 (the “Effective Date”), except as provided in Section 1.04, below, with respect to amounts earned before the Effective Date. This amended and restated plan document is effective for Deferral Periods beginning on and after January 1, 2021, except as otherwise provided herein, and incorporates amendments adopted to the January 1, 2010 restatement. In addition, the EDCP plan document in effect prior to the Effective Date (the “EDCP document”) continues to govern the portion of the Plan consisting of “deferred shares” (as defined in the EDCP document). The EDCP document is Appendix A. The Plan was amended on December 6, 2012 to change the eligibility requirements for, and the manner of calculating, Company Contributions under the Plan. Articles II, III, IV, and V, as so amended, apply to Company Contributions for Deferral Periods that begin on or after January 1, 2013.

1.02.Purpose. The purpose of the Plan is to attract and retain employees by providing a means for employees to defer their pay and obtain matching and other company contributions outside of the IBM 401(k) Plus Plan, which is subject to certain limits under the Internal Revenue Code of 1986, as amended (the “Code”). All Plan benefits are paid out of the general assets of the Company (as defined in ARTICLE II).

1.03.Legal Status. The Plan consists of two separate plans:

(a)An unfunded deferred compensation plan for a select group of management or highly compensated employees (within the meaning of Sections 201(2), 301(a)(3), 401(a)(1), 4021(b)(6) of Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), except to the extent that the Plan provides benefits as described in subsection (b), below; and

(b)An “excess benefit plan” (within the meaning of Section 3(36) of ERISA), to the extent the Plan provides benefits that Section 415 of the Code prevents the IBM 401(k) Plus Plan from providing.

1.04.Section 409A.

(a)Grandfathered Amounts under Section 409A. Benefits earned and vested under the EDCP before January 1, 2005, as adjusted for earnings, gains, or losses on those benefits (“Grandfathered Amounts”) are treated as grandfathered for purposes of Section 409A of the Code. Grandfathered Amounts are subject to the terms of the EDCP in effect on October 3, 2004, except as provided herein or in Appendix A. For recordkeeping purposes, the Company will account separately for Grandfathered Amounts.

(b)Non-Grandfathered Amounts. With respect to benefits under the Plan (including benefits earned before the Effective Date) other than

Grandfathered Amounts (“Non-Grandfathered Amounts”), the Plan is intended, and shall be construed, to comply with the requirements of Section 409A of the Code. Non-Grandfathered Amounts earned before the Effective Date were subject, before the Effective Date, to the terms of the EDCP, as amended, including, for example, the requirement that any payment to a 409A Key Employee (as defined in ARTICLE II) that would otherwise be paid in the first six months after a separation from service was instead paid in the seventh month. Notwithstanding anything to the contrary in this Section 1.04, in no event shall the Company, its officers, directors, employees, parents, subsidiaries, or affiliates be liable for any additional tax, interest, or penalty incurred by a Participant or Beneficiary as a result of the Plan’s failure to satisfy the requirements of Section 409A of the Code, or as a result of the Plan’s failure to satisfy any other applicable requirements for the deferral of tax.

ARTICLE II. DEFINITIONS

The following words and phrases as used herein have the following meanings unless a different meaning is required by the context:

“401(k) Plan” means the IBM 401(k) Plus Plan as in effect from time to time, including, with respect to periods before the Effective Date, the IBM Savings Plan and any other predecessor to the IBM 401(k) Plus Plan, as applicable.

“409A Key Employee” has the meaning described in the IBM Section 409A Umbrella Document, which is Appendix B.

“409A Separation from Service” has the meaning described in the IBM Section 409A Umbrella Document attached to this Plan as Appendix B.

“Account” means a record-keeping account maintained for a Participant under the Plan. A Participant’s Accounts under the Plan include, where applicable, a Pre-2005 Elective Deferral Account, a Pre-2005 Company Account, a Post-2004 Elective Deferral Account, and a Post-2004 Company Account.

“Actively Employed” means actively employed by the Company, including on a leave of absence other than a bridge leave, a pre-retirement planning leave, or a leave during which the individual is receiving LTD Benefits.

“Automatic Contribution” has the meaning provided in Section 5.01.

“Base Pay” means an Employee’s base pay (determined under the 401(k) Plan) from the Company for employment while on a U.S. payroll, determined before reduction for deferrals under the Plan or the 401(k) Plan or for amounts not included in income on account of salary reductions under Code section 125 or 132(f). However, Base Pay does not include any pay during a Deferral Period that is paid after an Employee’s 409A Separation from Service (except amounts paid in the pay period in which the Employee’s 409A Separation from Service occurs and Rehire Pay).

“Beneficiary” means a person who is designated by a Participant or by the terms of the Plan to receive a benefit under the Plan by reason of the Participant’s death. Each Participant’s Beneficiary under the Plan shall be the person or persons designated as the Participant’s Beneficiary under the Plan, in the form and manner prescribed by the Plan Administrator. If no such beneficiary designation is in effect under the Plan at the time of the Participant’s death, or if no designated beneficiary under the Plan survives the Participant, the Participant’s Beneficiary shall be the person or persons determined to be the Participant’s beneficiary under the 401(k) Plan (including the default beneficiary rules under the 401(k) Plan, if no beneficiary is designated under that plan, including due to there not being a beneficiary designation after full distribution of 401(k) Plan benefits).

“Benefits Service Date” means an Eligible Employee’s “Benefits Service Date” under the 401(k) Plan. Benefits Service Date was previously referred to as Program Eligibility Date.

“Board” means the Board of Directors of IBM.

“Code” means the Internal Revenue Code of 1986, as amended from time to time. All citations to sections of the Code are to such sections as they may from time to time be amended or renumbered.

“Combined Base Pay Election” has the meaning provided in Section 4.01(a)(1).

“Company” means International Business Machines Corporation (“IBM”), a New York corporation having its principal place of business at Armonk, New York, and its Domestic Subsidiaries that are participating employers in the 401(k) Plan.

“Company Contribution-Eligible Individual” generally means, with respect to a Plan Year, any individual who satisfies any of the following:

(a)

On December 15 of the Plan Year, the individual is employed by the Company, is on a U.S. payroll, and is not a Supplemental Employee; for this purpose, an individual (other than a Supplemental Employee) shall be treated as “employed” if the individual is on a leave of absence that is classified in the employer’s payroll records as a bridge leave, a pre-retirement planning leave, a paid or unpaid leave of absence, or a military leave.

(b) The individual terminates employment with the Company during the Plan Year due to Retirement.

(c)	The individual terminates U.S. employment during the Plan Year due to participation in the Global IBMer program, or any successor thereto.

(d)	The individual is described in (i), (ii), (iii) or (iv) below:

(i)

The individual is terminated by the Company on January 31, 2014 as a result of the consummation of the transaction described in the Master Asset Purchase Agreement, dated as of September 10, 2013 and amended December 31, 2013, by and between SYNNEX Corporation and International Business Machines Corporation, and becomes an employee of SYNNEX Corporation or one of its affiliates immediately thereafter.

(ii)

The individual is terminated by the Company on February 28, 2014 as a result of the consummation of the transaction described in the Master Asset Purchase Agreement, dated as of April 17, 2012, by and between Toshiba Tec Corporation and International Business Machines

Corporation, and becomes an employee of Toshiba Tec Corporation or one of its affiliates immediately thereafter.

(iii)

The individual is terminated by the Company in 2014 as a result of the consummation of the transaction described in the Master Asset Purchase Agreement, dated as of January 23, 2014, by and between International Business Machines Corporation and Lenovo Group Limited, and becomes an employee of Lenovo Group Limited or one of its affiliates immediately thereafter.

(iv)

The individual is terminated by the Company on or after April 1, 2016 as a result of the consummation of a divestiture or similar transaction including an outsourcing or IP licensing transaction) and becomes an employee of the buyer or one of its affiliates immediately thereafter.

This subsection (d) shall apply solely for purposes of determining whether an individual is a Company Contribution-Eligible Individual for the Plan Year in which the individual terminates employment with the Company as a result of the applicable transaction, and solely with respect to Company Contributions for periods of service prior to such termination.

(e)	Effective July 1, 2016, the individual terminates employment with the Company during the Plan Year due to death.

(f)

Effective for transfers occurring on or after January 1, 2020, except as provided in subsection (g) below, the individual terminates employment with the Company during the Plan Year due to transfer of employment from the Company directly to an Affiliate (as defined in the 401(k) Plan) that is not a participating employer in the Plan.

(g)

Effective for transfers occurring during the 2021 Plan Year, the individual terminates employment with the Company due to (i) transfer of employment from the Company directly to the Affiliate (as defined in the 401(k) Plan) that contains its Managed Infrastructures Services (MIS) business that is expected to be spun-off from the Company by the end of 2021, and (ii) such Affiliate ceasing to be a participating employer in the 401(k) Plan or the Plan, whether upon or prior to the date spin-off; provided that the individual continues in such employment with the MIS business as of the earlier of December 15, 2021 or the spin-off date (or terminates employment prior to such date due to death or Retirement).

An individual shall not be a Company Contribution-Eligible Individual for a Plan Year if the individual terminates employment with the Company prior to December 15 of the Plan Year for any reason not described in the foregoing provisions of this Section, or if the individual is receiving LTD Benefits on December 15 of the Plan Year and did not satisfy the age and/or service requirements for Retirement on the date such benefits commence. Notwithstanding any other provision of this Section, if an individual terminates employment with the Company before December 15 of a Plan Year for a reason not described in the foregoing provisions of this Section and is rehired by the Company later in the Plan Year, the individual shall be a Company Contribution-Eligible Individual for the Plan Year only for Company Contributions to which the individual is entitled for periods of service following the date of rehire, and only to the extent the individual otherwise qualifies for Company Contributions pursuant to this Section. For the avoidance of doubt, the individual would not be entitled to Company Contributions for the remainder of the Plan Year following the date of rehire if the individual’s termination was a 409A Separation from Service.

“Company Contributions” means amounts credited to a Participant’s Post-2004 Company Account, including Matching Contributions, Match Maximizer Contributions (prior to 2013), Automatic Contributions, Transition Credits (prior to 2013), Discretionary Awards, Section 415 Excess Credits (prior to 2019), and any similar credits under the EDCP.

“Deferral Election” means an Eligible Employee’s election to defer Base Pay or Performance Pay under Section 4.01.

“Deferral Period” means a period that begins on or after the Effective Date that (a) starts on January 1 and ends on the next following December 31 for Base Pay and (b) starts on April 1 and ends on the next following March 31 for Performance Pay.

“Discretionary Award” means a credit to a Participant’s Account as described in Section 5.03.

“Domestic Subsidiary” means a “Domestic Subsidiary” as defined in the 401(k) Plan.

“EDCP” means the IBM Executive Deferred Compensation Plan in effect before the Effective Date.

“Effective Date” means the initial effective date of the Plan, which is January 1, 2008.

“Elective Deferrals” means deferrals of Base Pay or Performance Pay credited to the Participant’s Post-2004 Elective Deferral Account pursuant to a Participant’s election under Section 4.01(a) or any similar provision of the EDCP.

“Eligible Employee” means, with respect to a Plan Year, an Employee who is eligible to make Elective Deferrals or to receive Company Contributions during the Plan Year pursuant to ARTICLE III.

“Employee” means an employee of the Company who is eligible to participate in the 401(k) Plan and is not a Supplemental Employee. Notwithstanding the foregoing, an individual who, on or after January 1, 2009, was an Employee and becomes a Supplemental Employee or begins receiving LTD Benefits before or during a Deferral Period with respect to which the individual has a valid, irrevocable Deferral Election and without first incurring a 409A Separation from Service shall continue to be considered to be an Employee solely for purposes of the individual’s eligibility during such Deferral Period to make Elective Deferrals (but not for purposes of the individual’s eligibility for any Company Contribution). For example, an individual who is receiving LTD Benefits is not eligible to participate in the 401(k) Plan (as in effect on the Effective Date) and is therefore not an Employee, except that if the individual has not incurred a 409A Separation from Service, the Employee’s Elective Deferrals shall continue pursuant to any irrevocable Deferral Election.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“Excess 401(k) Eligible Pay” means, for each payroll period that ends after an Eligible Employee reaches his or her Benefits Service Date, the excess, if any, of (A) the Eligible Employee’s eligible compensation under the 401(k) Plan for such payroll period determined without regard to the Pay Limit, over (B) the Eligible Employee’s eligible compensation under the 401(k) Plan during such payroll period determined taking into account the Pay Limit. Solely for purposes of each payroll period in Plan Year 2008:

(a)

Excess 401(k) Eligible Pay of an Eligible Employee who is an executive includes Performance Pay that is paid during the payroll period and is not eligible compensation under the 401(k) Plan minus Elective Deferrals made with respect to such Performance Pay; and

(b)

solely for purposes of calculating Match Maximizer Contributions, Excess 401(k) Eligible Pay does not include Growth Driven Profit-Sharing amounts and employee sales or services incentives that are paid in the first quarter of 2008 (however, these amounts are Excess 401(k) Eligible Pay for purposes of calculating Automatic Contributions and Transition Credits).

“Grandfathered Amounts” has the meaning provided in Section 1.04(a).

“IBM” means International Business Machines Corporation, any predecessor, or any successor by merger, purchase, or otherwise.

“LTD Benefits” means benefits under the Company’s long-term disability plan.

“Matching Contribution” has the meaning provided in Section 4.02.

“Match Maximizer Contribution” (prior to 2013) has the meaning provided in Section 4.02(b) of the Plan in effect as of the Effective Date.

“Non-Grandfathered Amounts” has the meaning provided in Section 1.04(b).

“Participant” means an individual who has a positive balance in an Account under the Plan.

“Pay Limit” means, for a Plan Year, the limit on compensation that may be taken into account during such Plan Year under a tax-qualified plan as determined under Code Section 401(a)(17).

“Performance Pay” means an Employee’s performance pay (determined under the 401(k) Plan) from the Company for employment while on a U.S. payroll, determined before reduction for deferrals under the Plan or the 401(k) Plan or for amounts not included in income on account of salary reductions under Code section 125 or 132(f). However, Performance Pay does not include any pay during a Deferral Period that is paid after an Employee’s 409A Separation from Service (except amounts paid in the pay period in which the Employee’s 409A Separation from Service occurs and Rehire Pay). Notwithstanding this definition, Performance Pay that is paid in the first quarter of 2008 is subject to the following special rules:

(a)	such Performance Pay does not include Growth Driven Profit-Sharing and employee sales or services incentives;

(b)	such Performance Pay includes incentive pay (such as Annual Incentive Plan payments or sales or services incentives) that is paid to an executive; and

(c)	an Employee’s deferral election with respect to such Performance Pay is subject to the advance election and deferral percentage limit terms of the EDCP.

“Plan” means this IBM Excess 401(k) Plus Plan.

“Plan Administrator” means the VP HR with functional responsibilities for IBM’s benefit programs, or such other person or committee appointed pursuant to ARTICLE X, which shall be responsible for reporting, recordkeeping, and related administrative requirements. If appointed as a committee, any one of the members of the committee may act individually on behalf of the committee to fulfill the committee’s duties.

“Plan Year” means the calendar year.

“Pre-2005 Accounts” means a Participant’s Pre-2005 Company Account and Pre-2005 Elective Deferral Account.

“Pre-2005 Company Account” means, for any Participant, the aggregate of the company contributions (including any discretionary awards) credited to the Participant under the EDCP before January 1, 2005, to the extent such contributions were vested as of December 31, 2004, and earnings, gains, or losses credited on those contributions, but reduced for any prior distribution under the EDCP or the Plan.

“Pre-2005 Elective Deferral Account” means, for any Participant, the aggregate of the elective deferrals credited to the Participant under the EDCP before January 1, 2005, and earnings, gains, or losses credited on those elective deferrals, but reduced for any prior distribution under the EDCP or the Plan.

“Post-2004 Accounts” means a Participant’s Post-2004 Company Account and Post-2004 Elective Deferral Account.

“Post-2004 Company Account” means, for any Participant, the aggregate of (a) the Company Contributions credited to the Participant under the EDCP or the Plan on or after January 1, 2005, plus (b) any such contributions credited under the EDCP before January 1, 2005, to the extent such contributions were not vested as of December 31, 2004, and earnings, gains, or losses credited on amounts described in (a) and (b), but reduced for any prior distribution under the EDCP or the Plan.

“Post-2004 Elective Deferral Account” means, for any Participant, the aggregate of the Elective Deferrals credited to the Participant under the EDCP or the Plan on or after January 1, 2005, and earnings, gains, or losses credited on those Elective Deferrals, but reduced for any prior distribution under the EDCP or the Plan.

“Rehire Pay” means Base Pay or Performance Pay, as applicable, that is payable on or after the date an Employee returns to active employment with the Company following a 409A Separation from Service or, if later, after the end of the Deferral Period in which the Employee’s 409A Separation from Service occurred. For example, if an Employee incurs a 409A Separation from Service in April 2009 (whether on account of a leave in excess of six months or because of a termination of employment with IBM) and returns to active employment with IBM in November 2009, the Employee’s Rehire Pay would include (a) Base Pay payable on or after January 1, 2010 (i.e., the beginning of the Base Pay Deferral Period after the 409A Separation from Service), and (b) Performance Pay payable on or after April 1, 2010 (i.e., the beginning of the Performance Pay Deferral Period after the 409A Separation from Service). By contrast, if instead the Employee returned to active employment on February 1, 2010, the Employee’s Rehire Pay would include (a) Base Pay payable on or after on February 1, 2010, and (b) Performance Pay payable on or after April 1, 2010.

“Retirement” means termination of employment (a) with at least 30 years of service, (b) after reaching age 55 with at least 15 years of service, (c) after reaching age 62 with at least 5 years of service, or (d) after reaching age 65 with at least 1 year of Service. For purposes of this definition, “year of service” means a year of Eligibility Service as defined in the IBM Personal Pension Plan. Retirement does not include a transfer to an affiliate of the Company that is not participating in the Plan, or death while employed by the Company, even if the Participant satisfies (a), (b), (c) or (d) above prior to his or her transfer or death. Effective July 1, 2014, Retirement also does not include a termination of employment while participating in the Transition to Retirement program, unless the Participant satisfies (a), (b), (c) or (d) above at the time of termination; provided, however, that an individual will be deemed to satisfy this Retirement definition if the individual participates in the Transition to Retirement Program that is effective July 1, 2017 and terminates employment with the Company upon the individual’s applicable completion date of either March 31, 2018 or June 30, 2018.

“Retirement-Eligible Participant” means a Participant who:

(a)

when his or her 409A Separation from Service occurs, (1) is at least age 55 with at least 15 years of service, (2) is at least age 62 with at least 5 years of service, (3) is at least age 65 with at least 1 year of service, or (4) begins to receive LTD Benefits;

(b)	as of June 30, 1999, had at least 25 years of service and, when his or her 409A Separation from Service occurs, has at least 30 years of service; or

(c)	as of June 30, 1999, was at least age 40 with at least 10 years of service and, when his or her 409A Separation from Service occurs, has at least 30 years of service.

For purposes of this definition, “year of service” means a year of “Eligibility Service” as defined in the IBM Personal Pension Plan. In addition, for purposes of Section 8.04 (payment of grandfathered amounts upon termination of employment), this definition of “Retirement-Eligible Participant” is applied by replacing “409A Separation from Service” with “termination of employment.” Furthermore, the conditions in (a), (b), and/or (c) above are modified to the extent necessary to be consistent with the retirement-eligibility criteria in the EDCP.

“Section 415 Excess Credit” (prior to 2019) means a credit to a Participant's Account as described in Section 5.02.

“Subsidiary” means a “Subsidiary” as defined in the 401(k) Plan.

“Supplemental Employee” means an employee who is designated by the Company as a “long-term supplemental employee” or a “supplemental employee” in accordance with the Company’s established personnel practices.

“Transition Credit” (with respect to Deferral Periods beginning before 2013) means a credit to a Participant’s Account as described in Section 5.02 of the Plan in effect as of the Effective Date.

ARTICLE III. ELIGIBILITY

3.01.Eligibility for Elective Deferrals. An Employee shall be eligible to make Elective Deferrals for a Deferral Period if the Employee satisfies (a), (b) and (c) below:

(a)he or she qualifies as an Employee (i.e., an employee of the Company who is eligible to participate in the 401(k) Plan and is not a Supplemental Employee) and is Actively Employed on both of the following dates:

(1)either (A) July 31, (B) August 31 for Employees hired or rehired between August 1 and August 31, or (C) November 15 for Employees who are hired or rehired as a banded executive between August 1 and November 15; and

(2)December 31 immediately preceding the first day of the Deferral Period.

(b)the Plan Administrator, in its sole discretion, (i) estimates as of the August 1 immediately preceding the first day of the Deferral Period (or such other date prescribed by the Plan Administrator) that the Employee’s total pay for the calendar year immediately preceding the first day of the Deferral Period will exceed the Pay Limit as then in effect, (ii) estimates as of the same date(s) that the Employee’s total Base Pay for the calendar year immediately preceding the first day of the Deferral Period, when added to the Employee’s actual Performance Pay for the second or third calendar year preceding the first day of the Deferral Period will exceed the Pay Limit as then in effect; or (iii) determines that the Employee is eligible to participate pursuant to the Transition to Retirement program; and

(c)the Plan Administrator notifies the Employee between August 1 and December 31 immediately preceding the Deferral Period that he or she will be eligible to make Elective Deferrals under the Plan during the Deferral Period.

Notwithstanding any other provision in this Section 3.01, IBM’s chief human resources officer may, in such officer’s sole discretion, determine that an Employee shall be eligible to make Elective Deferrals for a Deferral Period even if the Employee does not otherwise satisfy the requirements set forth above. Any such determination shall be made by the December 15 immediately preceding the Deferral Period.

3.02.Eligibility for Matching Contributions. An Employee shall be eligible for Matching Contributions for a Plan Year that ends after the Employee has reached his or her Benefits Service Date, provided that the Employee is eligible for, and makes, Elective Deferrals during the Plan Year, and effective for Matching Contributions payable with respect to Deferral Periods that begin on or after January 1, 2013, is a Company Contribution-Eligible Individual for the Plan Year. However, an Employee’s

Matching Contributions for a Plan Year shall be calculated without regard to any Elective Deferrals or Excess 401(k) Eligible Pay for any payroll period:

(a) beginning after the Employee has a 409A Separation from Service and ending before the next Plan Year for which the Employee is eligible for, and makes, Elective Deferrals;

(b)beginning after the Employee becomes a Supplemental Employee and ending before the next Plan Year for which the Employee is eligible for, and makes, Elective Deferrals; or

(c)beginning after the Employee begins to receive LTD Benefits (whether or not he or she makes Elective Deferrals) and ending before the next Plan Year for which the Employee is eligible for, and makes, Elective Deferrals.

3.03.Eligibility for Automatic Contributions .

(a)General Rule. For each Plan Year beginning with the 2016 Plan Year, except as provided in subsection (b) (regarding the period following a 409A Separation from Service), an Employee shall be eligible for Automatic Contributions for a Plan Year only if the Employee is eligible during that Plan Year for “automatic contributions” under the 401(k) Plan and is a Company Contribution-Eligible Individual for the Plan Year, regardless of whether the Employee is eligible to make Elective Deferrals during the Plan Year.

(b)Eligibility after 409A Separation from Service. An Employee’s Automatic Contributions for a Plan Year shall be calculated without regard to any Elective Deferrals or Excess 401(k) Eligible Pay for any payroll period that begins after the Employee has a 409A Separation from Service and ends before the next Plan Year.

3.04.Eligibility for Section 415 Excess Credits. Effective January 1, 2019, no Employee shall be eligible for Section 415 Excess Credits. Effective for periods before January 1, 2019, an Employee shall be eligible for Section 415 Excess Credits during a payroll period if the Employee’s allocations during the payroll period under the 401(k) Plan are limited by Section 415 of the Code. However, an Employee shall not be eligible for Section 415 Excess Credits during any payroll period that begins after the Employee has a 409A Separation from Service and ends before the Employee returns to active employment as an Employee.

3.05.Eligibility for Discretionary Awards. An Employee shall be eligible for Discretionary Awards during a Plan Year as determined by the Company, in its discretion.

3.06.Managed Infrastructures Services (MIS) Business Employee Participation for 2021. Effective in 2021, it is expected that Employees in the Managed

Infrastructures Services (MIS) business will be transferred to an Affiliate that will be spun-off from IBM by the end of 2021. In connection with this transaction:

(a)An Eligible Employee who makes Elective Deferrals for a Deferral Period beginning in 2021 and who transfers to and continues in employment with the MIS Affiliate will continue such deferrals for the entire Deferral Period as if the individual were an Employee of the Company, regardless of whether the Employee is eligible to participate in the 401(k) Plan, is on the U.S. payroll, or is Actively Employed by the Company (and is instead Actively Employed by such Affiliate).

(b)Such an Eligible Employee will similarly be eligible to receive Automatic Contributions and Matching Contributions with respect to such Employee’s Elective Deferrals or Excess 401(k) Eligible Pay, as applicable.

(c)Except to the extent that such Elective Deferrals, Automatic Contributions, or Matching Contributions are made to a nonqualified deferred compensation plan sponsored by the MIS Affiliate (before or after it is spun-off from IBM, but in either case subject to distribution rules intended to satisfy the requirements of Section 409A of the Code), such contributions will be credited to the Plan and subject to the terms herein. For example, Elective Deferrals with respect to Base Pay for 2021 may be made to the Plan, and Elective Deferrals with respect to Performance Pay (payable in early 2022) may be made to a plan sponsored by the MIS Affiliate after its spin-off from IBM.

ARTICLE IV. ELECTIVE DEFERRALS AND MATCHING CONTRIBUTIONS

4.01.Elective Deferrals. Beginning with the payroll period that includes the Effective Date, Elective Deferrals made pursuant to an Eligible Employee’s Deferral Election, as described below, shall be credited to the Employee’s Post-2004 Elective Deferral Account on the date on which the amount would otherwise be paid to the Eligible Employee absent a Deferral Election.

(a)Amount of Elective Deferrals.

(1)Amount of Base Pay Deferrals. An Employee who, pursuant to Section 3.01, is eligible to make Elective Deferrals under the Plan for a Deferral Period with respect to Base Pay may elect to defer Base Pay in the amounts specified below, subject to any restriction imposed by the Plan Administrator to ensure sufficient pay remains for other deductions and withholding, which limitations shall be imposed prior to the date on which the election becomes irrevocable.

i.	Standard Base Pay Election. From 1% to 80%, in 1% increments, of the Eligible Employee’s Base Pay, if any, for each payroll period that ends during the Deferral Period; or
ii.

Combined Base Pay Election. From 1% to 80%, in 1% increments, of the Eligible Employee’s Base Pay, if any, for each payroll period that ends during the Deferral Period, reduced (but not below zero) by the product of (A) the company matching contribution percentage applicable to the Eligible Employee under the 401(k) Plan and (B) 1/24 of the Pay Limit in effect for the Deferral Period.

(2)Amount of Performance Pay Deferrals. An Employee who, pursuant to Section 3.01, may elect to make Elective Deferrals under the Plan for a Deferral Period with respect to Performance Pay may elect to make Deferrals from 1% to 80%, in 1% increments, of his or her Performance Pay, if any, paid during the Deferral Period.

(b)Timing of Deferral Elections. An Eligible Employee’s Deferral Elections under subsection (a), above, shall be made as follows:

(1)Election Period. The election must be made while the individual is an Employee and Actively Employed, in the form and manner prescribed by the Plan Administrator, and during the time period prescribed by the Plan Administrator, which shall begin no earlier than the September 1 and end no later than the December 31 of the Plan Year immediately preceding the first day of the Deferral Period to which the election applies.

(2)Irrevocability. The election must become irrevocable on the December 31st immediately preceding the Plan Year during which the applicable Deferral Period begins. Once a Deferral Election becomes irrevocable, an Eligible Employee’s Deferral Election shall apply for the entire Deferral Period to which it relates and shall cease to apply after such Deferral Period except to the extent that the individual makes a new Deferral Election in accordance with this Section for subsequent Deferral Periods, subject to the cancellation rules that applied prior to 2019 upon a 401(k) Plan hardship distribution.

4.02.Matching Contributions. For each Plan Year beginning with the 2016 Plan Year, a Matching Contribution shall be credited to the Post-2004 Company Account for each Eligible Employee who satisfies the eligibility requirements described in Section 3.02 for such Plan Year. An Eligible Employee’s Matching Contribution for each Plan Year shall equal the company matching contribution percentage applicable to the Eligible Employee under the 401(k) Plan, multiplied by the sum of (a) the Eligible Employee’s Elective Deferrals for the Plan Year, for each payroll period that ends after the Employee’s Benefits Service Date, and (b) the Eligible Employee’s Excess 401(k) Eligible Pay for the Plan Year; provided that an Eligible Employee’s Matching Contribution for a Plan Year shall not exceed the Elective Deferrals credited to the Eligible Employee for such Plan Year, for payroll periods that end after the Employee’s Benefits Service Date.

If an Eligible Employee’s company matching contribution percentage under the 401(k) Plan changes during a Plan Year, and the Eligible Employee is eligible for Matching Contributions for the portion of the Plan Year before and/or after the change pursuant to the definition of “Company Contribution-Eligible Individual” and Section 3.02, the Eligible Employee’s Matching Contributions for each such portion of the Plan Year shall be calculated separately, in each case based solely on the Employee’s company matching contribution percentage, Elective Deferrals, and Excess 401(k) Eligible Pay for the applicable portion of the Plan Year, provided that the Eligible Employee’s Matching Contribution for the entire Plan Year shall not exceed the Elective Deferrals credited to the Eligible Employee for the entire Plan Year, for payroll periods that end after the Employee’s Benefits Service Date.

ARTICLE V. NON-ELECTIVE CREDITS

5.01.Automatic Contributions. For each Plan Year, an Automatic Contribution shall be credited to the Post-2004 Company Account for each Employee who is eligible for Automatic Contributions for the Plan Year under Section 3.03 in an amount equal to the sum of:

(a)the Employee’s “automatic contribution percentage” under the 401(k) Plan multiplied by the Employee’s Elective Deferrals, if any, for each payroll period that ends after the Employee’s Benefits Service Date; plus

(b)the Employee’s “automatic contribution percentage” under the 401(k) Plan multiplied by the Employee’s Excess 401(k) Eligible Pay, if any, for the Plan Year.

Notwithstanding the foregoing, for purposes of calculating the Automatic Contributions (if any) payable to Employees participating in the Transition to Retirement program that commenced in 2014 or the Transition to Retirement program that commenced July 1, 2017, the Employee’s Elective Deferrals and Excess 401(k) Eligible Pay shall be calculated based on the Employee’s actual Performance Pay, and the Base Pay the Employee would have received if the Employee had received a full-time rate of Base Pay for all portions of the Plan Year in which the Employee received the Transition-to-Retirement-reduced rate of Base Pay. Also notwithstanding the foregoing, for Employees whose 2013 Base Pay is adjusted as part of a broad-based, one-week mandatory time off program, Automatic Contributions (if any) for 2013 shall be calculated based on the Base Pay the Employee would have received for that week if the mandatory time off program had not occurred. No other element of Excess 401(k) Eligible pay shall be adjusted in this manner.

If an Eligible Employee’s automatic contribution percentage under the 401(k) Plan changes during a Plan Year, and the Eligible Employee is eligible for Automatic Contributions for the portion of the Plan Year before and/or after the change pursuant to the definition of “Company Contribution-Eligible Individual” and Section 3.02, the Eligible Employee’s Automatic Contributions for each such portion of the Plan Year shall be calculated separately, in each case based solely on the Employee’s automatic contribution percentage, Elective Deferrals, and Excess 401(k) Eligible Pay for the applicable portion of the Plan Year.

5.02.Section 415 Excess Credits. Effective January 1, 2019, no Section 415 Excess Credits shall be credited to Employees’ Accounts. Effective beginning with the payroll period that includes the Effective Date and before January 1, 2019, a Section 415 Excess Credit shall be credited to the Post-2004 Company Account of an Employee who is eligible for Section 415 Excess Credits under Section 3.04 in an amount equal to the excess of (A) the amount that would have been allocated to the Employee's account under the 401(k) Plan (including any forfeiture that would have been allocated to such account in lieu of such a contribution) for such payroll period if the limits imposed by

Section 415 of the Code did not apply to such allocation over (B) the amount actually allocated to such Employee's account under the 401(k) Plan (including any forfeiture allocated in lieu of such a contribution) for such payroll period.

5.03.Discretionary Awards. From time to time on and after the Effective Date, the Company, in its discretion, may credit an Eligible Employee’s Post-2004 Company Account with an amount determined under an agreement evidencing the Discretionary Award, and such award shall be subject to the terms specified in such agreement in addition to the terms of this Plan.

ARTICLE VI. VESTING, DEEMED INVESTMENT OF ACCOUNTS

6.01.Individual Accounts. For record-keeping purposes only, the Plan Administrator shall maintain, or cause to be maintained, records showing the individual balances of each Account maintained for a Participant from time to time under the Plan. Periodically, each Participant shall be furnished with a statement setting forth the value of his or her Accounts under the Plan.

6.02.Vesting of Accounts. A Participant shall be fully vested in all Accounts maintained for the Participant under the Plan; provided, however, that Discretionary Awards credited to a Participant’s Post-2004 Company Account and earnings, gains, or losses on those contributions, shall become vested only as set forth in the agreement evidencing the award and, to the extent not vested, shall not be paid.

6.03.Deemed Investment of Accounts. A Participant’s Accounts under the Plan shall be adjusted for deemed earnings, gains, or losses. Earnings, gains, or losses for any period before the Effective Date shall be determined in accordance with the applicable provisions of the EDCP. Earnings, gains, or losses for any period on or after the Effective Date shall be determined in accordance with the following:

(a)Deemed Investment Options Available.

(1)General Rule. A Participant’s Account shall be treated as if the Participant had invested such accounts in certain 401(k) Plan investment funds in accordance with subsection (b), below, except with respect to certain amounts credited before the Effective Date and attributable to Matching Contributions or the Buy-First Program as described in paragraphs (2) and (3), below.

(2)Matching Contributions Credited Before the Effective Date. The portion of a Participant’s Pre-2005 Company Account (if any) and the Participant’s Post-2004 Company Account attributable to Matching Contributions credited to the Participant before the Effective Date (and related earnings but not dividend equivalents) shall be treated as if invested at all times in the IBM Stock Fund under the 401(k) Plan. Notwithstanding the foregoing, if a Participant has a termination of employment for purposes of the 401(k) Plan and his or her entire Plan benefit is not immediately payable in a lump sum, amounts described in this paragraph (2) shall no longer be subject to the restrictions of this paragraph (2) and may be invested as described in paragraph (1), above.

(3)Amounts Attributable to Buy-First Executive Equity Program. Any portion of a Participant’s Post-2004 Elective Deferral Account that is attributable to a Participant’s deferrals under the EDCP through the IBM Buy-First Executive Equity Program before the Effective Date (and related earnings but not dividend equivalents) shall, for the three-year period following the date such deferrals were credited, be treated as if invested in the IBM Stock Fund under the 401(k) Plan; provided, however, that if a Participant has a termination of employment for purposes of the 401(k) Plan before the end of such three-year period and his or her entire Plan benefit is not immediately payable in a lump sum, amounts described in this paragraph (3) shall no longer be subject to the restrictions of this paragraph (3) and may be invested as described in paragraph (1), above.

(b)Elections for Deemed Investment Options.

(1)Initial Election For Future Credits. A Participant shall designate, in such form and at such time in advance as may be prescribed by the Plan Administrator, the proportions (in multiples of 1%) in which Elective Deferrals and Company Contributions credited to his or her Plan Accounts on or after the Effective Date shall be treated as if they had been allocated among any or all of the investment funds that are available under the 401(k) Plan (other than the mutual fund window) at the time such amounts are credited. If the Participant makes no such designation, the Participant shall be deemed to have designated the default investment fund under the 401(k) Plan.

(2)Change in Election for Future Credits. A Participant may elect, in such form and at such time in advance as may be prescribed by the Plan Administrator, to change his or her investment elections for future Elective Deferrals and Company Contributions credited to his or her Plan Accounts. Any restrictions on investment election changes that apply under the 401(k) Plan shall also apply under the Plan.

(3)Transfers Among Deemed Investment Options. A Participant may elect, in such form and at such time in advance as may be prescribed by the Plan Administrator, to transfer balances in his or her Plan Accounts (other than amounts described in subsections (a)(1), (a)(2), or (a)(3) that are required to be treated as invested in IBM stock or the IBM Stock Fund) among the available investment funds, provided that:

i.

Transfers must be made in multiples of 1%, provided that the minimum amount transferred shall be $250 if that is greater than 1% (provided, however, that the Plan Administrator may specify a different percentage and/or a different dollar amount to be applied in this paragraph);

ii.	Any restrictions on transfers into or out of investment funds that apply under the 401(k) Plan shall also apply under the Plan; and

iii.	Plan Administrator may impose such additional rules and limits upon transfers between investment funds as the Plan Administrator may deem necessary or appropriate.

(c)Administrative Fee. Each calendar quarter, an administrative fee shall be deducted pro rata from each Participant’s Accounts. The amount of the fee shall be determined by the Plan Administrator and, as of the Effective Date is $8 each quarter.

ARTICLE VII. FORFEITURE AND RIGHT OF RECOVERY OF COMPANY CONTRIBUTIONS

7.01.In General. If IBM’s chief human resources officer makes a determination that a Participant has engaged in “Detrimental Activity” (as defined below), subject to the terms of this ARTICLE VII: (i) the Participant’s right (if any) to the payment of the portion of the Participant’s Account attributable to “Applicable Company Contributions” (as defined below) shall terminate, unless otherwise determined by such chief human resources officer; and (ii) if such portion of the Participant’s Account had been paid before such determination is made, the Participant shall be required to repay such amount to IBM, unless otherwise determined by such chief human resources officer. Any determination by IBM’s chief human resources officer under this ARTICLE VII may be made in such officer’s sole discretion and shall be binding on the Participant.

7.02.Detrimental Activity. For purposes of this ARTICLE VII, “Detrimental Activity” shall include the performance of any of the following activities during the Participant’s employment with the Company (as defined below) or during the 12-month period immediately following such employment:

(a)the rendering of services for any organization or engaging directly or indirectly in any business which is or becomes competitive with the Company, or which organization or business, or the rendering of services to such organization or business, is or becomes otherwise prejudicial to or in conflict with the interests of the Company;

(b)the disclosure to anyone outside the Company, or the use in other than the Company’s business, without prior written authorization from the Company, of any confidential information or material, as defined in the Company’s Agreement Regarding Confidential Information and Intellectual Property, relating to the business of the Company, acquired by the Participant either during or after employment with the Company;

(c)the failure or refusal to disclose promptly and to assign to the Company, pursuant to the Company’s Agreement Regarding Confidential Information and Intellectual Property, all right, title and interest in any invention or idea, patentable or not, made or conceived by the Participant during employment by the Company, relating in any manner to the actual or anticipated business, research or development work of the Company or the failure or refusal to do anything reasonably necessary to enable the Company to secure a patent where appropriate in the United States and in other countries;

(d)activity that results in termination of the Participant’s employment for cause;

(e)a violation of any rules, policies, procedures or guidelines of the Company, including but not limited to the Company’s Business Conduct Guidelines;

(f)any attempt directly or indirectly to induce any employee of the Company to be employed or perform services elsewhere or any attempt directly or indirectly to solicit the trade or business of any current or prospective customer, supplier or partner of the Company;

(g)the Participant being convicted of, or entering a guilty plea with respect to, a crime, whether or not connected with the Company; or

(h)any other conduct or act determined to be injurious, detrimental or prejudicial to any interest of the Company.

7.03.Applicable Company Contributions. For purposes of this ARTICLE VII, “Applicable Company Contributions” means Company Contributions (adjusted for deemed earnings, gains, or losses) credited to the Participant’s Account during the period (i) beginning 12 months before the date of the first occurrence of the Detrimental Activity, and (ii) ending on the last day of the Plan Year in which the Participant terminates employment with the Company. For the avoidance of doubt, “Applicable Company Contributions” include any Company Contributions credited under the Plan in connection with the last paycheck of the Participant for compensation earned through the date of termination of employment. Notwithstanding the foregoing, “Applicable Company Contributions” do not include Company Contributions credited before April 1, 2010.

7.04.Timing. This ARTICLE VII applies only if IBM’s chief human resources officer makes a determination that the Participant engaged in Detrimental Activity under Section 7.01 no later than the second anniversary of the date such officer discovers the Detrimental Activity.

7.05.Delegation of Authority.

IBM’s chief human resources officer may, by a duly adopted resolution, delegate to an officer or employee of IBM all or a portion of his or her authority under this ARTICLE VII.

7.06.Chief Human Resources Officer. For purposes of this ARTICLE VII:

(a)if IBM’s chief human resources officer delegates his or her responsibilities under this ARTICLE VII to another person or to a committee, references to IBM’s chief human resources officer in this ARTICLE VII shall, instead, refer to such other person or committee, except as provided in (b), below; and

(b)in the case of a Participant who is IBM’s chief human resources officer, references to IBM’s chief human resources officer in this ARTICLE VII shall, instead, refer to the Board or its delegate.

7.07.Non-Exclusive Remedies. The remedies available under this ARTICLE VII are in addition to, and not in lieu of, any other remedies available to IBM or its affiliates.

7.08.Severability. If an arbitrator or court of competent jurisdiction determines that any term, provision, or portion of this ARTICLE VII is void, illegal, or unenforceable, the other terms, provisions, and portions of this ARTICLE VII (as well as the remainder of the Plan) shall remain in full force and effect, and the terms, provisions, and portions that are determined to be void, illegal, or unenforceable shall either be limited so that they shall remain in effect to the extent permissible by law, or such arbitrator or court shall substitute, to the extent enforceable, provisions similar thereto or other provisions, so as to provide to IBM and its affiliates, to the fullest extent permitted by applicable law, the benefits intended by this ARTICLE VII.

ARTICLE VIII. PAYMENT OF GRANDFATHERED AMOUNTS

8.01.Grandfathered Treatment of Grandfathered Amounts. Pre-2005 Accounts are paid in accordance with the EDCP in effect on October 3, 2004, except as the EDCP is amended, where each such amendment does not constitute a “material modification,” as determined under Section 409A of the Code. This ARTICLE VII describes the key provisions of the EDCP (as amended), as it applies to Grandfathered Amounts on and after the Effective Date.

8.02.Payment of Grandfathered Amounts Upon Death. If a Participant dies before his or her Pre-2005 Accounts have been distributed in full, the value of his or her Pre-2005 Accounts shall be paid in a lump sum to the Participant’s Beneficiary as soon as practicable after the Participant’s death.

8.03.Options for Payment of Grandfathered Amounts Upon Termination of Employment.

(a)Forms of Payment. A Participant may elect, at the time and in the manner described in subsection (b), below, to have the value of his or her Pre-2005 Accounts paid under one of the following options, subject to the limits in Section 8.04, below (regarding retirement-eligibility and $25,000 cash-out limit):

(1)A lump sum payment as soon as practicable following the Participant’s termination from employment;

(2)A lump sum payment as of the last business day in January of the calendar year immediately following the calendar year in which the Participant’s termination from employment occurs; or

(3)From two to 10 annual installments (as elected by the Participant), each paid as of the last business day in January beginning with the January immediately following the calendar year in which the Participant’s termination from employment occurs, until the elected number of installments have been paid.

Solely for purposes of this subsection (a), termination of employment includes the date on which a Participant begins to receive LTD Benefits.

(b)Election of Payment Option. A Participant shall elect a payment option for his or her Pre-2005 Accounts in the form and manner prescribed by the Plan Administrator. A payment election made before January 1, 2008, applies to a termination of employment that occurs at least six months after, and in a calendar year after, the payment election is made. A payment election made on or after January 1, 2008, applies to a termination of employment that occurs at least twelve months after the payment election is made.

8.04.Payment of Grandfathered Amounts Upon Termination of Employment. The Participant’s Pre-2005 Accounts shall be paid to the Participant in the form and at the time described below:

(a)Non-Retirement-Eligible or Benefit Is Less than $25,000. If the Participant is not a Retirement-Eligible Participant or if the aggregate value of all of the Participant’s Accounts under the Plan (including, for this purpose, “deferred shares” as defined in the EDCP) is less than $25,000 when the Participant terminates employment, the Participant’s Pre-2005 Accounts shall be paid in an immediate lump sum.

(b)Retirement-Eligible Without Valid Payment Election. If the Participant is a Retirement-Eligible Participant but has not made a valid payment election, the Participant’s Pre-2005 Accounts shall be paid in a lump sum as of the last business day in January immediately following the calendar year of the Participant’s termination of employment, provided that the aggregate value of all of the Participant’s Accounts (including, for this purpose, “deferred shares” as defined in the EDCP) under the Plan is at least $25,000 when the Participant terminates employment.

(c)Retirement-Eligible With Valid Payment Election. If the Participant is a Retirement-Eligible Participant and has made a valid payment election, the Participant’s Pre-2005 Accounts shall be paid in accordance with the payment option elected, provided that the aggregate value of all of the Participant’s Accounts under the Plan is at least $25,000 (including, for this purpose, “deferred shares” as defined in the EDCP) when the Participant terminates employment.

ARTICLE IX. PAYMENT OF NON-GRANDFATHERED AMOUNTS

9.01.Payment of Non-Grandfathered Amounts Upon Death. If a Participant dies before his or her Post-2004 Accounts have been distributed in full, the value of his or her Post-2004 Accounts shall be paid in a lump sum to the Participant’s Beneficiary on the date that is 30 days after the date of the Participant’s death (or, if that date is not a business day, the first business day thereafter). However, the Plan Administrator may make payment on any other day to the extent that such payment is treated as being paid on the date specified in the previous sentence under applicable Treasury Regulations, which permit payment to be made within thirty days before the specified date and later within the same calendar year, or by December 31 of the first calendar year following the calendar year during which the death occurs. For purposes of determining the amount payable to the Beneficiary, the Participant’s Post-2004 Accounts will be valued as of the date the payment is processed.

9.02.Form of Payment for Non-Grandfathered Amounts Paid Upon a 409A Separation from Service. A Participant may elect, at the time and in the manner described in Section 9.03, below, to have the value of his or her Post-2004 Accounts paid under one of the following options, subject to the limits in Section 9.04, below (regarding delays for 409A Key Employees) and Section 9.05, below (special rules for separations during the first quarter of 2008):

(a)A lump sum payment as of the first business day that is at least 30 days after the Participant’s 409A Separation from Service;

(b)A lump sum payment as of the last business day in January of the calendar year immediately following the calendar year in which the Participant’s 409A Separation from Service occurs; or

(c)From two to 10 annual installments (as elected by the Participant), each paid as of the last business day in January beginning with the January immediately following the calendar year in which the Participant’s 409A Separation from Service occurs, until the elected number of installments have been paid, subject to Section 9.04(c) (involuntary cash-outs). This installment option is treated as the entitlement to a single payment for purposes of Treasury Regulation section 1.409A-2(b)(2)(iii).

However, the Plan Administrator may make payment on any other day to the extent that such payment is treated as being paid on the date specified above under Treasury Regulation section 1.409A-3(d), which permits payment to be made within thirty days before the specified date and later within the same calendar year, or, if later, within 2-1/2 months following the specified date, provided that the Participant is not permitted to designate the taxable year of payment.

9.03.Electing and Changing Payment Options for Non-Grandfathered Amounts.

(a)Election of Payment Option. A Participant shall elect a payment option for his or her Post-2004 Accounts in the form and manner prescribed by the Plan Administrator and during whichever of the following election periods applies to the Participant (except as provided in Section 9.05, below, with respect to a separation during the first quarter of 2008):

(1)Special Election Period in 2007. During the special election period designated by the Plan Administrator and ending no later than December 31, 2007, an Employee may elect the payment option that will apply to his or her Post-2004 Accounts under the Plan in the event his 409A Separation from Service occurs on or after April 1, 2008, if the Employee:

i.	is eligible to make Elective Deferrals in 2008;
ii.	on October 31, 2007, had a balance in his or her EDCP Accounts; or
iii.	on October 31, 2007, had a valid EDCP election on file for deferrals in 2007.

Accordingly, an individual who first became an executive after October 31, 2007 and who is not eligible to make Elective Deferrals in 2008, is not eligible to make a payment election under this paragraph (1), even if he or she deferred pay under the EDCP in 2007.

(2)Election in Plan Year Before Initial Eligibility. An individual who is first eligible to make Elective Deferrals in a Plan Year beginning after the Effective Date, and who before such Plan Year has not earned any other benefit under the Plan (including the EDCP) may, during the annual enrollment period prescribed by the Plan Administrator that immediately precedes such Plan Year, elect the payment option that will apply to his or her Post-2004 Accounts under the Plan, whether or not the individual also elects to make Elective Deferrals during such enrollment period.

(3)Initial Election for Pre-September 1, 2007 Hire. If, during a Plan Year, an Eligible Employee earns for the first time Automatic Contributions and/or Transition Credits (but not Section 415 Excess Credits), and the benefit the Eligible Employee earns under the Plan for the Plan Year is equal only to the excess of amounts that would otherwise be allocated to the Participant’s account in the 401(k) Plan in the absence of one or more limits applicable to tax-qualified plans over the amount actually credited to the Participant’s account in the 401(k) Plan, the

Participant may elect, in accordance with Treas. Reg. § 1.409A-2(a)(7)(iii), the payment option that will apply to his or her Post-2004 Accounts under the Plan during the period determined by the Plan Administrator that ends no later than January 31st of the calendar year immediately following the calendar year in which the Automatic and/or Transition Credit is credited, but only if the Participant:

i.	was hired by the Company before September 1, 2007 and has been employed continuously since his or her hire date;
ii.	was not, during the Plan Year of such credit or any previous Plan Year beginning on or after the Effective Date, eligible to make an Elective Deferral;
iii.	was not previously eligible to elect a payment option under this subsection (a);
iv.	has not, in any calendar year prior to the calendar year of the contribution, accrued a benefit or deferred compensation under a plan as determined under Treas. Reg. § 1.409A-2(a)(7)(iii).

(b)Irrevocability and Default Payment Option. If a Participant does not make an election under paragraphs (a)(1), (a)(2), or (a)(3), above (including a Participant who is not eligible to make an election under any of those paragraphs), the Participant’s initial payment election shall be the payment option described in subsection 9.02(a) (immediate lump sum), above. A Participant’s initial payment election (including the default option described in the previous sentence) becomes irrevocable, and can be changed only in accordance with subsection (c), below, after (i) the deadline specified in paragraphs (a)(1) or (a)(3), for Participants eligible to make elections under those paragraphs, and (ii) December 31 of the Plan Year preceding the Plan Year in which the Participant first earns a credit under the Plan, for all other Participants.

(c)Changing Payment Options. A Participant may elect, in the form and manner prescribed by the Plan Administrator, to change the Participant’s initial payment option determined under this Section 9.03, provided that:

(1)The Participant must make such election at least 12 months before the date of his 409A Separation from Service;

(2)If the election is made on or after January 1, 2009, the payment date for any lump sum or the start date for any series of installments provided for under the new payment option shall be the fifth anniversary of the payment date or start date that would have applied absent a change in payment option; and

(3)The Participant may change his or her payment option:

i.	only once during 2008; and
ii.	only once on or after January 1, 2009.

9.04.Payment of Non-Grandfathered Amounts Upon a 409A Separation from Service. The value of a Participant’s Post-2004 Accounts shall be paid to the Participant upon his or her 409A Separation from Service on or after the Effective Date in the form and at the time provided in Sections 9.02 and 9.03, above (except as provided in Section 9.05, below (special rules for first quarter of 2008)), subject to the following:

(a)Delay for 409A Key Employees. If the Participant is a 409A Key Employee on the date of his or her 409A Separation from Service, the payment date for any lump sum or the start date for any series of installments provided for under the applicable payment option shall be the later of (I) the first business day that is six months after the date of the Participant’s 409A Separation from Service, or (II) the otherwise applicable payment date or start date, subject to subsection (b) (death). If the start date of a series of installments occurs other than as of the last business day in January due to application of this paragraph, installments after the first installment shall be paid as of the last business day in January of each subsequent year, as scheduled without regard to the delay described in this subsection (a).

(b)Death of Participant After 409A Separation from Service. If the death of a Participant (including a 409A Key Employee described in subsection (a), above) occurs before the payment date for any lump sum or installment provided for under the applicable payment option, payment shall be made to the Participant’s Beneficiary as provided in Section 9.01.

(c)Involuntary Cash-Out. If (i) the applicable payment option is the installment option described in subsection 9.02(c), above, and (ii) the aggregate value of all of the Participant’s Accounts under the Plan (including, for this purpose, “deferred shares” as defined in the EDCP) determined as of the date of his or her 409A Separation from Service is less than 50% of the Pay Limit in effect for the calendar year in which the Participant’s 409A Separation from Service occurs, the value of the Participant’s Post-2004 Accounts shall be distributed in a lump sum on the start date that would otherwise have applied for the elected installments, taking into account any applicable delay for a 409A Key Employee described in subsection (a), above.

9.05.Special Rules for Payment of Non-Grandfathered Amounts Upon a 409A Separation from Service in First Quarter of 2008. If a Participant’s 409A Separation from Service occurs on or after January 1, 2008, and before April 1, 2008, the Participant’s Post-2004 Accounts shall be paid to the Participant in the form and at the time described below, except that such payments shall be subject to Section 9.04(a)

(delay for 409A Key Employees) and Section 9.04(b) (death of Participant after 409A Separation from Service):

(a)Non-Retirement-Eligible or Benefit Is Less than $25,000. If the Participant is not a Retirement-Eligible Participant or if the aggregate value of all of the Participant’s Accounts under the Plan (including, for this purpose, “deferred shares” as defined in the EDCP) is less than $25,000 as of the date of his or her 409A Separation from Service, the Participant’s Post-2004 Accounts shall be paid in an immediate lump sum as described in Section 9.02(a), above;

(b)Retirement-Eligible Without Valid Payment Election. If the Participant is a Retirement-Eligible Participant but has not made a valid payment election, the Participant’s Post-2004 Accounts shall be paid in a lump sum as of the last business day in January immediately following the calendar year of the Participant’s 409A Separation from Service as described in Section 9.02(b), above, provided that the aggregate value of all of the Participant’s Accounts under the Plan (including, for this purpose, “deferred shares” as defined in the EDCP) is at least $25,000 as of the date of his or her 409A Separation from Service.

(c)Retirement-Eligible With Valid Payment Election. If the Participant is a Retirement-Eligible Participant and has made a valid payment election, the Participant’s Post-2004 Accounts shall be paid in accordance with the payment option elected, as described in Section 9.02, above, provided that the aggregate value of all of the Participant’s Accounts under the Plan (including, for this purpose, “deferred shares” as defined in the EDCP) is at least $25,000 as of the date of his or her 409A Separation from Service.

For purposes of this Section 9.04, a valid payment election is a payment election made at least six months before the Participant’s 409A Separation from Service in a manner prescribed by the Plan Administrator. If a Participant did not make a valid payment election for his or her Post-2004 Accounts, the Participant’s valid payment election shall be his or her valid payment election for his or her Pre-2005 Accounts, if any.

9.06.Valuation of Non-Grandfathered Accounts. For purposes of determining the amount of any payment of the Participant’s Post-2004 Accounts, the Participant’s Post-2004 Accounts will be valued as of the date the payment is processed, except that if payment is required under the terms of the Plan to be made as of the last business day in January of a Plan Year (for example, pursuant to Section 9.02(b)), the Participant’s Post-2004 Accounts with respect to such payment shall be valued as of such last business day in January. For purposes of determining the amount of any annual installment payment of the Participant’s Post-2004 Accounts, the value of the Participant’s Post-2004 Accounts on the valuation date shall be divided by the remaining number of installments. No adjustment shall be made to the amount of any lump sum or installment after the valuation date.

9.07.Effect of Rehire on Non-Grandfathered Payments. If a Participant becomes eligible for a payment of benefits on account of a 409A Separation from Service and is rehired as an Employee before his or her Post-2004 Accounts have been distributed in full, payments shall be made as if the Participant had not been rehired. If the Participant again becomes eligible to make Elective Deferrals or receive Company Contributions following his or her rehire, the Plan Administrator shall arrange separate accounting for Elective Deferrals and Company Contributions (and related earnings, gains, or losses) credited to the Participant’s Post-2004 Accounts following the Participant’s rehire, and the Participant’s opportunity to make an initial distribution election under subsection 9.03(a)(2) (election in Plan Year before initial eligibility) shall be determined without regard to the benefits earned under the Plan prior to the Participant’s rehire.

ARTICLE X. ADMINISTRATION

10.01.Amendment or Termination. This Plan may be amended from time to time for any purpose permitted by law or terminated at any time by written resolution of the Board or by IBM’s chief human resources officer, but only if the chief human resource officer’s action is not materially inconsistent with a prior action of the Board. The authority to amend or terminate the Plan shall include the authority to amend the procedure for amending or terminating the Plan and the authority to amend or terminate any related instrument or agreement.

10.02.Responsibilities.

(a)The following persons and groups of persons shall severally have the authority to control and manage the operation and administration of the Plan as herein delineated:

(1)the Board,

(2)IBM’s chief human resources officer, and

(3)the Plan Administrator and each person on any committee serving as the Plan Administrator.

Each person or group of persons shall be responsible for discharging only the duties assigned to it by the terms of the Plan.

(b)The Board shall be responsible only for approval of a resolution in accordance with Section 10.01 to amend or terminate the Plan.

(c)IBM’s chief human resources officer may, pursuant to a duly adopted resolution, delegate to any officer or employee of IBM, or a committee thereof, authority to carry out any decision, directive, or resolution of IBM’s chief human resources officer. IBM’s chief human resources officer may appoint one or more executives employed by IBM to serve as Plan Administrator or as a committee to fulfill the function of Plan Administrator. The VP HR with functional responsibilities for IBM’s benefit programs shall serve as the Plan Administrator if no such appointment is made by IBM’s chief human resources officer.

(d)In the sole discretion of the Plan Administrator, the Plan Administrator shall have the full power and authority to:

(1)promulgate and enforce such rules and regulations as shall be deemed to be necessary or appropriate for the administration of the Plan;

(2)adopt any amendments to the Plan that are required by law;

(3)interpret the Plan consistent with the terms and intent thereof; and

(4)resolve any possible ambiguities, inconsistencies, and omissions.

All such determinations and interpretations shall be in accordance with the terms and intent of the Plan, and the Plan Administrator shall report such actions to IBM’s chief human resources officer on a regular basis.

(e)IBM’s chief human resources officer and the Plan Administrator may engage the services of accountants, attorneys, actuaries, investment consultants, and such other professional personnel as are deemed necessary or advisable to assist them in fulfilling their responsibilities under the Plan. IBM’s chief human resources officer, the Plan Administrator, and their delegates and assistants will be entitled to act on the basis of all tables, valuations, certificates, opinions, and reports furnished by such professional personnel.

ARTICLE XI. GENERAL PROVISIONS

11.01.Funding.

(a)All amounts payable in accordance with this Plan shall constitute a general unsecured obligation of the Company. Such amounts, as well as any administrative costs relating to the Plan, shall be paid out of the general assets of the Company. In the sole discretion of IBM’s chief human resources officer, a Participant’s accounts under the Plan may be reduced to reflect allocable administrative expenses.

(b)The Company, the IBM’s chief human resources officer, and the Plan Administrator do not guarantee the investment alternatives available under the Plan in any manner against loss or depreciation.

11.02.No Contract of Employment. Nothing herein contained shall be deemed to give any employee the right to be retained in the service of the Company or an affiliate or to interfere with the right of the Company or an affiliate to discharge any employee at any time without regard to the effect that such discharge may have upon the employee under the Plan. Nothing appearing in or done pursuant to the Plan shall be held or construed to create a contract of employment with the Company, to obligate the Company to continue the services of any employee, or to affect or modify any employee’s terms of employment in any way or to give any person any legal or equitable right or interest in the Plan or any part thereof or distribution therefrom or against the Company except as expressly provided herein.

11.03.Facility of Payment. In the event the Plan Administrator determines that any Participant or Beneficiary receiving or entitled to receive benefits under the Plan is incompetent to care for his or her affairs and in the absence of the appointment of a legal guardian of the property of the incompetent, benefit payments due under the Plan (unless prior claim thereto has been made by a duly qualified guardian, committee, or other legal representative) may be made to the spouse, parent, brother or sister, or other person, including a hospital or other institution, deemed by the Plan Administrator to have incurred or to be liable for expenses on behalf of such incompetent. In the absence of the appointment of a legal guardian of the property of a minor, any minor’s share of benefits payable under the Plan may be paid to such adult or adults as in the opinion of the Plan Administrator have assumed the custody and principal support of such minor. The Plan Administrator, however, in its sole discretion, may require that a legal guardian for the property of such incompetent or minor be appointed before authorizing the payment of benefits in such situation. Benefit payments made under the Plan in accordance with determinations of the Plan Administrator pursuant to this Section 11.03 shall be a complete discharge of any obligation arising under the Plan with respect to such benefit payments.

11.04.Withholding Taxes. The Plan Administrator shall have the right to withhold all applicable taxes or other payments from benefits hereunder and to report information to government agencies when required to do so by law.

11.05.Nonalienation. No benefits payable under the Plan shall be subject to alienation, sale, transfer, assignment, pledge, attachment, garnishment, lien, levy, or like encumbrance. No benefit under the Plan shall in any manner be liable for or subject to the debts or liabilities of any person entitled to benefits under the Plan. On and after the Effective Date, compliance with any domestic relations order relating to a Participant’s Account that the Plan Administrator determines must be complied with under applicable law shall not be considered a violation of this provision; provided, however, that an administrative fee determined by the Plan Administrator shall be deducted from any Participant’s Account that is subject to a domestic relations order.

11.06.Administration. All decisions, determinations, or interpretations the Board, IBM’s chief human resources officer, the Plan Administrator, the Company, or any member, officer or employee thereof are authorized to make under the Plan (including the delegation of any authority hereunder to another party) shall be made in that party’s sole discretion and shall be final, binding, and conclusive on all interested persons.

11.07.Construction. All rights hereunder shall be governed by and construed in accordance with federal law and, to the extent not preempted by federal law, the laws of the State of New York without regarding to the choice of law rules of any jurisdiction.

ARTICLE XII. CLAIMS PROCEDURE

If a Participant or Beneficiary believes he or she is entitled to have received benefits but has not received them, the Participant or Beneficiary must accept any payment made under the Plan and make prompt and reasonable, good faith efforts to collect the remaining portion of the payment, as determined under Treas. Reg. § 1.409A-3(g). For this purpose (and as determined under such regulation), efforts to collect the payment will be presumed not to be prompt, reasonable, good faith efforts, unless the Participant or Beneficiary provides notice to the Plan Administrator within 90 days of the latest date upon which the payment could have been timely made in accordance with the terms of the Plan and the regulations under Code Section 409A, and unless, if not paid, the Participant or Beneficiary takes further enforcement measures within 180 days after such latest date. In addition, a Participant or Beneficiary must exhaust any other claims procedures established by the Plan Administrator before initiating litigation.

Any limitations periods for filing claims in court that apply under the 401(k) Plan shall also apply under this Plan. This incorporation by reference is not intended to broaden the scope of the claims that are available under this Plan. For example, certain claims that may be pursued under the 401(k) Plan in certain circumstances (such as claims for breach of fiduciary duty) may not be pursued under this Plan.

Any action in court in connection with the Plan by, or on behalf of, any participant or beneficiary must be brought in the federal courts in New York, County of Westchester. By participating in the Plan, participants consent to jurisdiction and venue in courts in New York, County of Westchester to resolve any issues that may arise out of the Plan.